Exhibit 10.1

Description of Comfort Systems USA, Inc. 2006 Incentive
Compensation Plan for Executive Officers

Effective April 1, 2006, the Compensation Committee (the “Compensation Committee”) of the Board of Directors of Comfort Systems USA, Inc. (the “Company”) adopted the 2006 Incentive Compensation Plan for Executive Officers.  Under the plan, the maximum bonus payable to Messrs., Murdy, George, and Tanner is 100% of their respective base salaries, and the maximum amount payable to Ms. Shaeff is 50% of her base salary.  Messrs. Murdy, George and Tanner along with Ms. Shaeff are named executive officers of the Company.  A portion of each officer’s bonus is based upon a discretionary assessment of such executive’s performance.  For Messrs. Murdy, George and Tanner, the discretionary maximum is equal to 10% of their base salary; for Ms. Shaeff, the discretionary maximum is equal to 20% of her base salary.  The remaining portion of each officer’s bonus is subject to the Company achieving a minimum cash flow amount and is then calculated based upon the Company’s earnings before interest, taxes, depreciation and amortization.  The calculation begins once a minimum threshold is obtained and is then proportional to the amount by which the Company exceeds that threshold.  For Messrs. Murdy, George and Tanner, the calculated amount is equal to up to 90% of their base salary; for Ms. Shaeff, the calculated amount is equal to up to 30% of her base salary.

Effective April 1, 2006, the Equity Plans Committee of the Board of Directors of the Company approved awards of restricted stock to certain executive officers (the “2006 Awards”).  The 2006 Awards were granted pursuant to the 1997 Long-Term Incentive Plan and will vest pursuant to the positive earning goals stated within the Restricted Stock Award Agreements over a three year term.

The 2006 Awards were granted to the following executives for the purpose of providing an incentive for those individuals to work for the Company’s long term success:

Name/Title	Stock Award Amount

William F. Murdy Chairman and Chief Executive Officer	50,000

William George, III Executive Vice President and Chief Financial Officer	25,000

Thomas N. Tanner Executive Vice President and Chief Operating Officer	25,000

Julie S. Shaeff Senior Vice President and Chief Accounting Officer	5,000

The exact number of shares of restricted stock that will be issued to each of the executive officers listed above will depend upon whether certain  performance thresholds are achieved during the 12-month periods preceding the scheduled vesting dates in  2006, 2007 and 2008, which vesting percentages range from 0% to 100% of the target number of shares specified above.

Effective April 1, 2006, the Compensation Committee increased the base salary of Messrs. Murdy, George and Tanner and Ms. Shaeff.  Mr. Murdy’s annual base salary was increased to $525,000.  Messrs. George’s and Tanner’s annual base salaries were increased to $275,000.  Ms. Shaeff’s annual base salary was increased to $180,000.